EXHIBIT 3.1
CERTIFICATE OF INCORPORATION
OF
NORTHERN NEW ENGLAND SPINCO INC.
          1. The name of the corporation is Northern New England Spinco Inc.
          2. The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
          3. The nature of the business to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as it may be amended from time to time, or any successor law.
          4. The total number of shares of all classes of stock which the corporation shall have authority to issue is one thousand shares of Common Stock having a par value of $0.01 per share.
          5. The name and mailing address of the sole incorporator are as follows:
J. Daniel Mason
One Verizon Way
Basking Ridge, New Jersey 07920
          6. The Board of Directors is expressly authorized from time to time to adopt, amend or repeal the By-Laws of the corporation.
          7. To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
          8. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
          THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has caused to be set hereunto his hand, this 20th day of December, 2006.

/s/ J. Daniel Mason
J. Daniel Mason

2